Mid-State Trust XI	Record Date: 07/31/03
Payment Date Statement
Previous Distribution: 07/15/03

Distribution Date: 08/15/03

			Original	Beginning		Optimal			Ending
		Certificate	Certificate	Certificate		Principal	Realized	Total	Certificate
Class	Cusip	Rate	Balance	Balance	Interest	Amount	Loss	Distribution	Balance

A	59549W AA 1	4.864%	200,780,000.00	198,995,325.28	806,594.39	1,705,354.00	0.00	2,511,948.39	197,289,971.28

Factors per Thousand				991.11129236	4.01730446	8.49364479		12.51094925	982.61764757

M-1	59549W AB 9	5.598%	51,840,000.00	51,379,204.44	239,683.99	440,315.28	0.00	679,999.27	50,938,889.16

Factors per Thousand				991.11119676	4.62353376	8.49373611		13.11726987	982.61746065

M-2	59549W AC 7	6.573%	26,330,000.00	26,095,969.95	142,940.68	223,628.47	0.00	366,569.15	25,872,341.48

Factors per Thousand				991.11165780	5.42881428	8.49329548		13.92210976	982.61836232

B	59549W AD 5	8.221%	35,390,000.00	35,075,445.28	240,296.03	300,574.18	0.00	540,870.21	34,774,871.10

Factors per Thousand				991.11176264	6.78994151	8.49319525		15.28313676	982.61856739

Totals			314,340,000.00	311,545,944.95	1,429,515.09	2,669,871.93	0.00	4,099,387.02	308,876,073.02

Wachovia Bank, National Association	Rob Muller
Structured Finance Trust Services	Vice President
401 South Tryon Street, 12th Floor	Phone: 704-383-2239
Charlotte, North Carolina 28288-1179	Rob.Muller@Wachovia.com

Mid-State Trust XI	Record Date: 07/31/03
Payment Date Statement
Previous Distribution: 07/15/03

Distribution Date: 08/15/03

Schedule of Remittance
Collections as of the end of the Related Due Period	4,099,574.61
Investment Earnings	797.62
Capitalized Interest Shortfall	0.00
Pre-Funding Interest Earnings	148.89
Interest Reserve Account Earnings	621.06
Issuer Expenses	0.00

Total Available Funds:	4,101,142.18

Fees
*Servicer Fee	163,236.00
Trustee Fee	2,206.78
Custody Fee	1,201.42
Standby Servicer Fee	5,192.43
Owner Trustee Fee	0.00
CT Corporation	0.00
Carlton Fields	0.00
Legal Fees/Expenses	0.00

Total Fees:	8,600.63

*Servicer Fee is withheld by Servicer prior to distribution

	Class Interest Shortfall	Prorata Percentage Paid
A-1	0.00	100.00%
M-1	0.00	100.00%
M-2	0.00	100.00%
B	0.00	100.00%

Collateral Information
Aggregate Beginning Principal Balance of Loans		326,471,997.38
Aggregate Ending Principal Balance of Loans		324,093,943.54
Capitalized Interest Account		0.00
Cumulative Actual Net Losses		136,099.15
Cumulative Unreimbursed Realized Losses		0.00
Interest Reserve Account		1,645,780.24
Issuer Expenses due to be paid		0.00
Issuer Expenses paid		0.00
Issuer Release		0.00
Overcollaterization Amount		15,224,715.98
Overcollaterization Target Amount		19,749,362.85
Pre-Funding Account		0.00
Prepayments		2,034,606.50
Purchases during period	0	0.00
Scheduled Principal		343,447.34

Delinquent Information	# Loans	Principal Balance

Delinquent 0-30 Days	4,333	316,864,239.82
Delinquent 31-60 Days	54	3,875,251.89
Delinquent 61-90 Days	25	1,756,589.19
Delinquent 91+ Days	23	1,597,862.64
Loans in Foreclosure and Bankruptcy *,**	66	4,740,785.10
REO Property	1	89,671.46

* figures included in above Delinquency numbers

** Principal Balance

Wachovia Bank, National Association	Rob Muller
Structured Finance Trust Services	Vice President
401 South Tryon Street, 12th Floor	Phone: 704-383-2239
Charlotte, North Carolina 28288-1179	Rob.Muller@Wachovia.com